Exhibit 99.1

Earl Scheib, Inc. Withdraws from AMEX Listing and Will Terminate SEC Reporting

SHERMAN OAKS, Calif.—(BUSINESS WIRE)—April 7, 2005—Earl Scheib, Inc. (Pink Sheets:ESHB - News) announced today that the Securities and Exchange Commission (SEC) has granted its application to withdraw its capital stock from trading on the American Stock Exchange (AMEX), effective at the opening of business this morning.  The Company will file a certification and notice on Form 15 with the SEC today in order to terminate registration of its capital stock and suspend the filing of current and periodic reports.  April 6, 2005 was the last day on which the capital stock traded on the AMEX.

Upon the filing of the Form 15, the Company’s obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K will cease immediately. The Company expects the deregistration to become effective within ninety days of the filing with the SEC.  The Company has not applied for listing of the Capital Stock on any other exchange.

The National Association of Securities Dealers has assigned the trading symbol “ESHB” to the Capital Stock for quotation on the Pink Sheets®, a centralized electronic quotation service for over-the-counter securities.  While the Company anticipates that trading in the Capital Stock will be available on the Pink Sheets, such trading depends on efforts of independent market makers and the Company can give no assurance that trading in its stock will continue in the Pink Sheets or in any other forum.

“Safe-Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Written and oral statements made by the Company that are not historic in nature are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission. Generally, the words “believe,” “expect,” “hope,” “intend,” “estimate,” “anticipate,” “plan,” “will,” “project,” and similar expressions identify forward-looking statements. All statements which address operating performance, events, developments or strategies that the Company expects or anticipates in the future are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations. The risks and uncertainties that may impact forward-looking statements include the following: the outcome of the Company’s notification of termination of registration under the Exchange Act, uncertainty whether trading in the Company’s Capital Stock will continue on the Pink Sheets or any other forum after delisting and deregistration, whether the Company will realize significant savings from the termination of public reporting or successfully re-allocate management resources, and the other factors discussed in the Company’s reports filed with the Securities and Exchange Administration.